EXHIBIT (c)(20)



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is entered into as of December 22, 1995, by and between HOMEOWNERS GROUP, INC., a Delaware corporation (the "Company"), and CARL BUCCELLATO (the "Executive").


                                   WITNESSETH:


         WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, pursuant to the provisions contained in this Employment Agreement (the "Agreement");

         NOW, THEREFORE, in consideration of the premise, and the respective covenants and agreements of each of the Company and the Executive contained in this Agreement, each of the Company and the Executive agrees as follows:


                                    ARTICLE I

                                   EMPLOYMENT

         1.1 THE COMPANY. The Company employs the Executive and the Executive accepts such employment. Subject to the direction of the Board of Directors of the Company and the Executive Committee thereof, the Executive shall serve as the Chairman of the Board, President and Chief Executive Officer of the Company. The Executive shall have such responsibilities, perform such duties and exercise such power and authority as are inherent in, or incident to, the offices of Chairman of the Board, President and Chief Executive Officer. The Executive shall devote his full business time and attention, and his best efforts, to the diligent performance of such duties.

         1.2 SUBSIDIARY CORPORATIONS. The Executive shall serve as the Chairman of the Board, President and Chief Executive Officer of each and every one of the Company's direct and indirect subsidiary corporations, including without limitation Homeowners Marketing Services, Inc., a Florida corporation ("HMS"), Homeowners Association of America, Inc., a Florida corporation ("HAA"), and HOMS Insurance Agency, Inc., a Florida corporation ("HOMS").












                                   ARTICLE II

                                      TERM

         Subject to the provisions of Article VI below, the term of this Agreement shall be for a period of five years, commencing as of January 1, 1996 and expiring on December 31, 2000. Unless either party shall give to the other written notice of termination on or before June 30, 2000, the term of this Agreement shall, on December 31, 2000, be extended for a period of three years, commencing as of January 1, 2001 and expiring on December 31, 2003.


                                   ARTICLE III

                                     SALARY

         3.1 INITIAL SALARY. In full payment for the obligations to be performed by the Executive during the term of this Agreement, the Company shall pay to the Executive a salary at an annual rate equal to the sum of (a) Three Hundred Seventy-Seven Thousand Two Hundred Eleven Dollars ($377,211) and (b) a cost of living adjustment for the 1995 calendar year determined pursuant to the provisions of that certain Employment Agreement dated as of June 1, 1992 by and between the Company and the Executive (the "Previous Agreement") (subject to applicable payroll and/or other taxes required by law to be withheld).

         3.2 ADJUSTMENT OF SALARY. As promptly as practicable after the conclusion of each of the Company's fiscal years during the term of the Executive's employment hereunder, the certified public accountants regularly retained by the Company shall determine the increase, if any, in the cost of living, using as the basis of such computation the current applicable Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor (the "Index").
Any such increase shall be computed as follows:

                  (a) The Index number in the column for Miami, Florida, entitled "all items," for the month of January shall be the "Current Index Number" and the corresponding Index number for the immediately preceding January, commencing with January 1995, shall be the "Base Index Number."

                  (b) The increase in the cost of living shall be determined by dividing the Current Index Number by the Base Index Number and subtracting the integer 1 from the quotient thereof, and then multiplying the remainder by One Hundred Percent (100%) in accordance with the following formula:


   Increase                 Current Index Number  -  1  x 100%
      in            =       --------------------
Cost of Living               Base Index Number


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                  (c) The percentage increase in the cost of living,  multiplied by the Executive's then current salary, shall be the increase required to be determined pursuant to this Section 3.2.

                  (d)  If  the  publication  of  the  Consumer  Price  Index  is discontinued for any reason, then the parties shall utilize comparable statistics of the cost of living for the City of Miami, Florida, the City of Fort Lauderdale, Florida, Dade County, Florida, or Broward County, Florida, as computed and published by an agency or instrumentality of the United States of America or by a responsible financial periodical or recognized authority then to be selected by the parties.

                  (e)  In  the   absence  of  fraud  or  manifest   error,   any
determination made by the Company's accountants pursuant to this Section 3.2 shall be conclusive and binding upon the Company and the Executive.

                  (f) The Executive's then current salary shall be adjusted as of January 1 of each year, commencing as of January 1, 1997, in accordance with the provisions of this Section 3.2 and such adjustment shall remain in effect during such year.

         3.3 PAYMENT OF SALARY. Payments of salary shall be made to the Executive in installments from time to time on the same dates payments of salary are generally made to all senior management employees of the Company.


                                   ARTICLE IV

                                      BONUS

                  The Executive may receive an annual bonus in an amount determined by the Board of Directors of the Company, in its discretion, if and when so determined by the Board of Directors.


                                    ARTICLE V

                             CERTAIN FRINGE BENEFITS

         5.1 GENERALLY. The Executive shall be entitled to receive such benefits and to participate in such benefit plans as are generally provided from time to time by the Company to its senior management employees; provided, however, that nothing contained in this Section 5.1 shall be construed to obligate the Company to provide any specific benefits to its employees generally.

         5.2 VACATIONS. The Executive shall be entitled to vacation time on an annual basis in accordance with such policies as are from time to time adopted by the Company's Board of Directors with respect to its senior management employees.


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         5.3  AUTOMOBILE.  The  Company  shall  provide  the  Executive a luxury automobile for use by the Executive in connection with the performance of his duties under this Agreement. The Executive shall be entitled to receive reimbursement for such automobile expenses as are incurred by the Executive in connection with the performance of his duties under this Agreement. Such reimbursement shall include the cost of operating the automobile, the cost of maintenance of such automobile and the cost of insurance of such automobile.

         5.4 STOCK OPTIONS. The Executive shall be entitled to participate in the Company's stock option plans as may from time to time be in effect and to receive such incentive or other stock options as may from time to time be granted to him thereunder; provided, however, that nothing contained in this
Section 5.4 shall be construed to obligate the Company, its Board of Directors or any committee of its Board of Directors to grant any incentive or other stock option whatsoever to the Executive.

         5.5 LIFE INSURANCE. The Company shall purchase and maintain in effect one or more term insurance policies on the life of the Executive in an aggregate amount of not less than One Million Dollars ($1,000,000). The beneficiary of each such policy shall be the person or persons who shall from time to time be designated in writing by the Executive to the Company. In the absence of any written designation to the contrary, the beneficiary of all such insurance policies shall be the Executive's spouse.

         5.6 INCOME TAX RETURNS AND ESTATE PLANNING. The Company shall pay for the cost of preparation of the Executive's annual federal income tax returns and for reasonable estate planning advice that the Executive receives from time to time.

         5.7 REIMBURSEMENT OF MEDICAL EXPENSES. The Company shall reimburse the Executive for the full amount of any medical, dental and optical expenses not covered under any group medical plan from time to time in effect for the benefit of Company employees generally. Such coverage shall include without limitation mental health care and treatment and other medical, dental and optical expenses not covered under the Company's health care plan now or hereafter in effect. The Company may satisfy its obligation to the Executive under this Section 5.7 by providing excess medical, dental, optical and other health care insurance coverage for the Executive's benefit.

         5.8 ANNUAL PHYSICAL EXAMINATION. To the extent not covered by any group medical plan from time to time in effect for the benefit of Company employees generally or other insurance coverage provided by the Company for the benefit of the Executive, the Company shall reimburse the Executive for the full cost of a complete annual physical examination.

         5.9 BUSINESS AND ENTERTAINMENT EXPENSES. The Company shall reimburse the Executive for all reasonable business and entertainment expenses related to the Executive's position with the Company.



                                        4





                                   ARTICLE VI

                            TERMINATION OF EMPLOYMENT

         6.1 CERTAIN DEFINITIONS. The following terms shall have the following respective meanings when utilized in this Agreement:

                  (a) "Bonus" shall mean, as of a given date, the most recent annual bonus awarded by the Company to the Executive.

                  (b) "Cause" shall mean any action by the Executive or any inaction by the Executive which constitutes:

                           (i) fraud, embezzlement, misappropriation, dishonesty or breach of trust;

                           (ii) a felony or moral turpitude;

                           (iii) a material breach or violation of any or all of the covenants, agreements and obligations of the Executive set forth in this Agreement, other than as the result of the Executive's death or Disability (as hereinafter defined);

                           (iv) a willful or knowing failure or refusal by the Executive to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or Disability; or

                           (v) gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as a result of the Executive's death or Disability;

provided, however, that if the basis for any termination of the Executive's employment by the Company as set forth in the Termination Notice (as hereinafter defined) delivered by the Company to the Executive is any or all of the definitions of Cause set forth in Sections 6.1(b)(iii), 6.1(b)(iv) or 6.1(b)(v) of this Agreement, then, in such event, the Executive shall have fifteen (15) days from and after the date of his receipt of such Termination Notice to present a reasonable plan to cure such action or inaction specified in the Termination Notice, which plan may require more than fifteen (15) days to cure the specified action or inaction, but such plan must be reasonably satisfactory to the Company and the Executive must proceed diligently to effectuate such plan.

                  (c) "Compensation" shall mean the sum of the Executive's Salary (as hereinafter defined) and Bonus.



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                  (d)  "Disability"  shall mean any mental or physical  illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company. If any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from any Disability, then, in such event, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is mutually agreeable to the Company and the Executive, and such physician shall determine whether the Executive suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive. The entire cost of such examination shall be paid for solely by the Company.

                  (e)      "Good Reason" shall mean:

                           (i) the assignment by the Board of Directors or the Executive Committee of the Board of Directors to the Executive, without his express written consent, of duties and responsibilities which results in the Executive having less significant duties and responsibilities or exercising less significant power and authority than he had, or duties and responsibilities or power and authority not comparable to that of the level and nature which he had, immediately prior to such assignment;

                           (ii) the removal of the Executive from, or a failure to reappoint the Executive to, his then current position or positions with the Company or its subsidiaries or affiliates, except (A) with the Executive's express written consent or (B) in connection with any termination of the Executive's employment by the Company as the result of the Executive's Protracted Disability (as hereinafter defined) or for Cause;

                           (iii) the reduction of the Executive's Salary or the reduction of any or all of the Executive's benefits set forth in Article V above;

                           (iv) the Company's failure to perform on a timely basis its obligations under this Agreement;

                           (v) the Company's requiring the Executive, without his express written consent, to travel on Company business to an extent substantially greater than the Executive's business travel obligations immediately prior to such time;

                           (vi) the Company's requiring the Executive, without his express written consent, to change his place of permanent residency to place outside of Broward County, Florida;



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                           (vii) the Company's moving its executive offices to a
                           place outside of Broward County, Florida, without the Executive's express written consent; or

                           (viii) the failure of the Company to obtain the express written assumption of, and agreement to perform on a timely basis, the Company's obligations under this Agreement by any successor to the Company as required by Article IX of this Agreement.

                  (f) "Protracted Disability" shall mean any Disability which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company for a period of twelve (12) consecutive months.

                  (g) "Salary" shall mean, as of a given date, the Executive's then current annual salary.

                  (h) "Termination Date" shall mean a specific date not less than forty-five (45) nor more than ninety (90) days from and after the date of any Termination Notice upon which the Executive's employment by the Company shall be terminated in accordance with the provisions of this Agreement.

                  (i) "Termination Notice" shall mean a written notice which sets forth (i) the specific provision of this Agreement relied upon to terminate the Executive's employment, (ii) in reasonable detail the facts and circumstances claimed to provide the basis for the termination of the Executive's employment, and (iii) a Termination Date.

         6.2      TERMINATION OF EMPLOYMENT.

                  (a) Notwithstanding the provisions of Article II hereof, this Agreement (i) shall automatically terminate upon the death of the Executive pursuant to the provisions of Section 6.3 hereof, (ii) may be terminated at any time by the Company pursuant to the provisions of Sections 6.4 or 6.5 hereof, and (iii) may be terminated at any time by the Executive pursuant to the provisions of Section 6.6 hereof.

                  (b) If either the Company or the Executive shall desire to terminate the Executive's employment by the Company pursuant to any of the provisions of Sections 6.4, 6.5 or 6.6 of this Agreement, then, in such event, the party causing such termination shall provide a Termination Notice to the other party.

                  (c) If this Agreement shall be terminated pursuant to any of the provisions of this Article VI, the Company shall be discharged from all of its obligations to the Executive under this Agreement upon the payment to the Executive of the amount set forth in the Section of this Article VI pursuant to which such termination shall occur. The Executive's sole and exclusive remedy for

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the termination of this Agreement,  regardless of whether such termination shall be initiated by the Company or the Executive, and regardless of whether such termination shall be with or without Cause, shall be the payment by the Company to the Executive of the amount set forth in the Section of this Article VI pursuant to which such termination shall occur.

         6.3 TERMINATION UPON DEATH OF EXECUTIVE. If during the term of this Agreement the Executive shall die, then the employment of the Executive by the Company shall automatically terminate on the date of the Executive's death. In such event, not more than thirty (30) days after the date of the Executive's death, the Company shall pay to the Executive's estate or as otherwise directed by the Executive's personal representative, an amount in cash equal to the Executive's Compensation (subject to applicable payroll and/or other taxes required by law to be withheld) determined as of the date of the Executive's death.

         6.4      DISABILITY OF EXECUTIVE.

                  (a) In the event that at any time during the term of this Agreement the Executive shall suffer any Disability, then the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Executive or his legal representative, as the case may be, the Executive's Compensation (subject to applicable payroll and/or other taxes required by law to be withheld) from the date that the Executive shall first suffer any such Disability to the date that the Executive's employment by the Company shall be terminated pursuant to any of the provisions of this Agreement.

                  (b) In the event that the Executive shall suffer any Protracted Disability during the term of this Agreement, then the Company may terminate the Executive's employment under this Agreement. In such event, in addition to any other benefits which may have been provided by the Company to the Executive or his legal representative, as the case may be, pursuant to the provisions of Section 6.4(a) above, not later than the Termination Date specified in the Termination Notice delivered by the Company to the Executive or his legal representative, as the case may be, the Company shall pay to the Executive or as otherwise directed by the Executive's legal representative an amount in cash equal to the Executive's Compensation (subject to applicable payroll and/or taxes required by law to be withheld) determined as of the date of such Termination Notice. Subsequent to such Termination Date, the Executive or his legal representative, as the case may be, shall also be entitled to receive any benefits which may be payable under any disability insurance policy or disability plan provided to the Executive by the Company.

         6.5      TERMINATION OF EMPLOYMENT BY COMPANY.

                  (a) The Company may terminate this Agreement at any time with Cause. In such event, the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Executive only his Salary (subject to applicable payroll and/or other taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice.


                                        8





                  (b) The Company may terminate this Agreement at any time without Cause. If any such termination shall occur on or before December 31, 2000, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to (i) the Executive's Compensation, determined as of the date of the Termination Notice, multiplied by (ii) the greater of (A) the number of years and any portion of a year remaining in the term of this Agreement or (B) three (subject to applicable payroll and/or other taxes required by law to be withheld). If any such termination shall occur after December 31, 2000, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to (i) the Executive's Compensation, determined as of the date of the Termination Notice, multiplied by (ii) three (subject to applicable payroll and/or other taxes required by law to be withheld).

         6.6      TERMINATION OF EMPLOYMENT BY EXECUTIVE.

                  (a) The Executive may terminate this Agreement at any time with Good Reason. If any such termination shall occur on or before December 31, 2000, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to (i) the Executive's Compensation, determined as of the date of the Termination Notice, multiplied by (ii) the greater of (A) the number of years and any portion of a year remaining in the term of this Agreement or (B) three (subject to applicable payroll and/or other taxes required by law to be withheld). If any such termination shall occur after December 31, 2000, then, in such event, not later than the Termination Date specified in the Termination Notice, the Company shall pay to the Executive, in cash, an amount equal to (i) the Executive's Compensation, determined as of the date of the Termination Notice, multiplied by (ii) three (subject to applicable payroll and/or other taxes required by law to be withheld).

                  (b) The Executive may terminate this Agreement at any time without Good Reason. In such event, the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Executive only his Salary (subject to applicable payroll and/or other taxes required by law to be withheld) through the Termination Date set forth in the Termination Notice.


                                   ARTICLE VII

                            TERMINATION OF EMPLOYMENT
                SUBSEQUENT TO A CHANGE IN CONTROL OF THE COMPANY

         7.1 CHANGE IN CONTROL OF THE  COMPANY  DEFINED.  For  purposes  of this
Article VII, the term "Change in Control of the Company" shall mean any change in control of the Company of a nature which would be required to be reported (a) in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date of this Agreement, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) in response to Item 1 of the Current

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Report on Form 8-K,  as in  effect  on the date of this  Agreement,  promulgated under the Exchange Act, or (c) in any filing by the Company with the Securities and Exchange Commission; provided, however, that, without limitation, a Change in Control of the Company shall be deemed to have occurred if:

                           (i) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company, any majority-owned subsidiary of the Company or any compensation plan of the Company or any majority-owned subsidiary of the Company, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company (whether by merger, consolidation, reorganization or otherwise) representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities;

                           (ii) during any period of two consecutive years during the term of this Agreement, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of such Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of such period;

                           (iii) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company, any subsidiary of the Company or any compensation, retirement, pension or other employee benefit plan or trust of the Company or any subsidiary of the Company, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of HMS, HAA or HOMS, respectively, or any successor to HMS, HAA or HOMS, respectively (whether by merger, consolidation, reorganization or otherwise) representing a majority of the combined voting power of the then outstanding securities of HMS, HAA or HOMS, as the case may be;

                           (iv) the Company shall merge or consolidate with or into another corporation or other entity, or enter into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than eighty-five percent (85%) of the combined voting power of the voting securities of the Company or such surviving corporation or entity outstanding immediately after such merger or consolidation;

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                           (v)  HMS  shall  merge  or  consolidate  with or into
                           another corporation or other entity, or enter into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of HMS outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than a majority of the combined voting power of the voting securities of HMS or such
                           surviving    corporation   or   entity    outstanding
                           immediately after such merger or consolidation;

                           (vi) HAA shall merge or consolidate with or into another corporation or other entity, or enter into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of HAA outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than a majority of the combined voting power of the voting securities of HAA or such surviving corporation or entity outstanding immediately after such merger or consolidation;

                           (vii) HOMS shall merge or consolidate with or into another corporation or other entity, or enter into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of HOMS outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than a majority of the combined voting power of the voting securities of HOMS or such surviving corporation or entity outstanding immediately after such merger or consolidation;

                           (viii) the Company shall sell, lease, exchange, transfer, convey or otherwise dispose of all or substantially all of its assets, or enter into a binding agreement for the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all of its assets, in one transaction or in a series of related transactions;

                           (ix) any of HMS, HAA or HOMS shall sell, lease, exchange, transfer, convey or otherwise dispose of all or substantially all of its respective assets, or enter into a binding agreement for the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all of its respective assets, in one transaction or in a series of related transactions;



                                       11





                           (x) the Company shall liquidate or dissolve, or any plan or proposal shall be adopted for the liquidation or dissolution of the Company; or

                           (xi) any of HMS, HAA or HOMS shall liquidate or dissolve, or any plan or proposal shall be adopted for the liquidation or dissolution of any of HMS, HAA or HOMS.

         7.2      TERMINATION OF EMPLOYMENT AFTER CHANGE IN CONTROL OF COMPANY.

                  (a) Notwithstanding the provisions of Articles II and VI of this Agreement, in the event that there shall occur any Change in Control of the Company and at any time subsequent to the date of any such Change in Control of the Company, either the Company shall terminate the employment of the Executive without Cause or the Executive shall terminate his employment for Good Reason, then, in any such event, the following shall occur:

                           (i) Not later than the Termination Date specified in the Termination Notice delivered by the Company to the Executive, or by the Executive to the Company, as the case may be, the Company shall pay to the Executive an amount, in cash, equal to his "base amount," as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, determined as of the date of the Termination Notice, multiplied by Two and Ninety-Nine One Hundredths (2.99) (the "Change in Control Termination Amount") (subject to applicable payroll and/or other taxes required by law to be withheld); and

                           (ii) Any and all stock options granted to the Executive under any stock option plan of the Company as may from time to time be in effect, which shall not by their terms have vested on or before such Termination Date, shall vest on such Termination Date.

                  (b) The Change in Control Termination Amount shall be determined by the Company's regularly retained certified public accountants in consultation with the Company's regularly retained attorneys. In making such determination, the Company's regularly retained certified public accountants and attorneys shall liberally construe the provisions of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder. In the absence of fraud or manifest error, any determination made pursuant to this
Section 7.2(b) shall be conclusive and binding upon the Company and the Executive.

                  (c) Notwithstanding anything to the contrary set forth in Sections 7.2(a) and 7.2(b) above, the amount paid by the Company to the Executive shall be limited to the maximum amount which will not constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. This limitation shall first be applied to amounts provided pursuant to clause (ii) of Section 7.2(a) hereof (otherwise included in the

                                       12





calculation of a parachute payment) to the extent thereof and then to amounts provided pursuant to clause (i) of Section 7.2(a) hereof.


                                  ARTICLE VIII

                      CERTAIN RESTRICTIONS ON THE EXECUTIVE

         8.1 CERTAIN RESTRICTIONS. The Executive covenants and agrees with the Company as follows:

                  (a) He shall not at any time, directly or indirectly, for himself or any other person, firm, corporation, partnership, association or other entity (collectively, a "Person") which competes in any manner with the Company or any of its subsidiaries or affiliates in the United States of America or its territories and possessions or any other countries in which the Company as of the date of termination of this Agreement conducts its business directly or indirectly through any of its subsidiaries or affiliates (collectively, the "Territory"), employ, attempt to employ or enter into any contractual arrangement for employment with, any employee or former employee of the Company or any of its subsidiaries or affiliates, unless such former employee shall not have been employed by the Company or any of its subsidiaries or affiliates for a period of at least one year.

                  (b) He shall not, during the term of this Agreement and for a period of three years from and after the date of termination of this Agreement, directly or indirectly, (i) acquire or own in any manner any interest in, or loan any amount to, any Person which competes in any manner with the Company or any of its subsidiaries or affiliates in the Territory, (ii) be employed by or serve as an employee, agent, officer, or director of, or as a consultant to, any Person, other than the Company and its subsidiaries and affiliates, which competes in any manner with the Company or its subsidiaries or affiliates in the Territory, or (iii) compete in any manner with the Company or its subsidiaries or affiliates in the Territory. The foregoing provisions of this Section 8.1(b) shall not prevent the Executive from acquiring and owning not more than three percent (3%) of the equity securities of any Person whose securities are listed for trading on a national securities exchange or are regularly traded in the over-the-counter securities market.

                  (c) In the course of the Executive's employment by the Company, the Executive will have access to confidential or proprietary information of the Company and its subsidiaries and affiliates. The Executive shall not at any time divulge or communicate to any Person, or use to the detriment of the Company or its subsidiaries or affiliates, any such confidential or proprietary information. The term "confidential or proprietary information" shall mean information not generally available to the public, including without limitation personnel information, financial information, customer lists, supplier lists, ownership information, marketing plans and analyses, trade secrets, know-how, computer software, management agreements and procedures and techniques of operating and managing the business of the Company and its subsidiaries and affiliates. The Executive acknowledges and agrees that all confidential or proprietary information

                                       13





is and shall remain the property of the Company and its subsidiaries and affiliates, and agrees to maintain all such confidential or proprietary information in strictest confidence.

         8.2 REMEDIES. It is recognized and acknowledged by each of the Company and the Executive that a breach or violation by the Executive of any or all of his covenants and agreements contained in Section 8.1 of this Agreement will cause irreparable harm and damage to the Company and its subsidiaries and affiliates in a monetary amount which would be virtually impossible to ascertain and, therefore, will deprive the Company of an adequate remedy at law. Accordingly, if the Executive shall breach or violate any or all of his covenants and agreements set forth in Section 8.1 hereof, then the Company and its subsidiaries and affiliates shall have resort to all equitable remedies, including without limitation the remedies of specific performance and injunction, both permanent and temporary, as well as all other remedies which may be available at law.

         8.3 INTENT. It is the intent of the parties that the restrictions set forth in Section 8.1 hereof shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of such restrictions may be sought. If any provision contained in Section 8.1 hereof shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of its duration or geographic scope, then such provision shall be reduced by such court in duration or geographic scope or both to such extent as to make it valid and enforceable in the jurisdiction where such court is located, and in all other respects shall remain in full force and effect.


                                   ARTICLE IX

                            SUCCESSOR TO THE COMPANY

                  The Company shall require any successor, whether direct or indirect, and whether by purchase, merger, consolidation or otherwise, to all or substantially all of the business or properties and assets of the Company, to execute and deliver to the Executive, not later than the date of the consummation of any such purchase, merger, consolidation or other transaction, a written instrument in form and in substance reasonably satisfactory to the Executive and his legal counsel pursuant to which any such successor shall agree to assume and to perform on a timely basis or to cause to be performed on a timely basis all of the Company's covenants, agreements and obligations set forth in this Agreement (a "Successor Agreement"). The failure of the Company to cause any such successor to execute and deliver a Successor Agreement to the Executive shall (a) constitute a breach of the provisions of this Agreement by the Company and (b) be deemed to constitute a termination by the Executive of his employment hereunder (as of the date upon which any such successor shall succeed to all or substantially all of the business or properties and assets of the Company) for Good Reason.




                                       14





                                    ARTICLE X

                                 ATTORNEYS' FEES

                  In the event that any litigation shall arise between the Company and the Executive based, in whole or in part, upon this Agreement or any or all of the provisions contained herein, then, in any such event, the prevailing party in any such litigation shall be entitled to recover from the non-prevailing party, and shall be awarded by a court of competent jurisdiction, any and all reasonable fees and disbursements of trial and appellate counsel paid, incurred or suffered by such prevailing party as the result of, arising from, or in connection with, any such litigation.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          11.1 GOVERNING LAW. This Agreement shall be governed by, and shall be construed and interpreted in accordance, with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

          11.2 NOTICES. Any and all notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or when delivered by United States mail, by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the following respective addresses:

If to the Company:                          Homeowners Group, Inc.
                                            6365 Taft Street
                                            Suite 2000
                                            Hollywood, Florida   33084
                                            Attention:  Chief Financial Officer

If to the Executive:                        Carl Buccellato
                                            507 Palm Drive
                                            Hallandale, Florida  33009


or to such other address as either party may from time to time give written notice of to the other in accordance with the provisions of this Section 11.2.

          11.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the Company and the Executive with respect to such subject matter. Without limiting the generality of

                                       15





the immediately preceding sentence,  and except as otherwise provided in Section
3.1 above, the Previous Agreement is superseded by this Agreement and shall be of no further force or effect from and after January 1, 1996.

          11.4 AMENDMENTS. This Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the Company and the Executive.

          11.5 BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

          11.6 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. Except as otherwise provided in Section 8.3 above, if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by any court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

          11.7 NO WAIVERS. The waiver by either party of a breach or violation of any provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation. The waiver by either party to exercise any right or remedy it or he may possess shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

          11.8 JURISDICTION AND VENUE; SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY.

                  (a) Any claim or dispute arising out of, connected with, or in any way related to this Agreement which results in litigation shall be instituted by the complaining party and adjudicated either in the Federal District Court for the Southern District of Florida or in the Circuit Court for Broward County, Florida, and each of the parties to this Agreement consent to the personal jurisdiction of and venue in such courts. In no event shall either party to this Agreement contest the jurisdiction or venue of such courts with respect to any such litigation.

                  (b) Each of the Company and the Executive agrees that service of any process, summons, notice or document, by United States registered or certified mail, to its or his address set forth in or as provided in Section
11.2 above shall be effective service of such process, summons, notice or document for any action, suit or proceeding brought against it or him by the other party in the Federal District Court for the Southern District of Florida or in the Circuit Court for Broward County, Florida.



                                       16




                  (c) In recognition of the fact that the issues which would arise under this Agreement are of such a complex nature that they could not be properly tried before a jury, each of the Company and the Executive waives trial by jury.

          11.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

          11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.


          IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement on the date first written above.


                                           HOMEOWNERS GROUP, INC.



                                           By  /s/  C. Gregory Morris
                                               ----------------------------
                                               C. Gregory Morris,
                                               Vice President and
                                               Chief Financial Officer


                                               /s/  Carl Buccellato
                                               ----------------------------
                                               Carl Buccellato


                                       17